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                                  EXHIBIT 11.1

                       INTEGRATED SILICON SOLUTION, INC.
                STATEMENTS OF COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                 Three Months Ended        Six Months Ended
                                                      March 31,                March 31,
                                               ---------------------    ---------------------
                                                 1997         1996         1997        1996
                                               --------     --------    --------     --------
Net income (loss) .........................    $ (1,488)    $  5,064    $ (3,150)    $ 15,358
                                               ========     ========    ========     ========

Computation of weighted average common and common equivalent shares outstanding:

     Weighted average common shares
          outstanding .....................      17,701       17,418      17,658       17,372

     Common equivalent shares from dilutive
          common stock options and warrants          --          902          --        1,025
                                               --------     --------    --------     --------

Shares used in per share calculations .....      17,701       18,320      17,658       18,397
                                               ========     ========    ========     ========

Net income (loss) per share ...............    $  (0.08)    $   0.28    $  (0.18)    $   0.83
                                               ========     ========    ========     ========
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